Exhibit 10.1

RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is among Jeff Brown (“Executive”), 31 Filigree Pines, Houston, Texas 77382, and Far East Energy Corporation and Far East Energy (Bermuda) Ltd. (individually and collectively “Far East Energy” or the “Company”). This Agreement is effective on the eighth day after it is signed by Executive (“Effective Date”).

Section 1. Termination of Employment

1.1 Executive voluntarily resigns from his employment and each and every position of Far East Energy effective May 16, 2007 (the “Resignation Date”). Executive acknowledges that his voluntary resignation alleviates Far East Energy from paying any severance benefits to him under the terms of the parties’ employment agreement dated October 29, 2005 (the “Employment Agreement”). Executive’s last day of in-office duties shall be May 14, 2007. After the Resignation Date, Executive shall not accrue nor shall he be eligible or entitled to accrue any additional benefits, including 401K contributions, retirement benefits or vacation benefits, to which he may previously have been eligible or entitled and that are made available to Far East Energy employees from time to time or which were provided to Executive pursuant to the Employment Agreement. On or before the Company’s next regularly schedule payday after the Resignation Date, Far East Energy will provide to Executive his final pay for all work performed through the Resignation Date.

1.2 In consideration for the release of all claims and other agreements by Executive provided for herein, Far East Energy will pay Executive the following severance benefits: Far East Energy shall pay to Executive on June 29, 2007, Eighty Thousand Dollars and no/100 ($80,000), less all applicable withholdings, (referred to herein as the “Separation Payment”). Executive agrees that the Separation Payment amount is new and separate consideration and is above and beyond any amounts to which he may be, or may have previously been, entitled. Additionally, the Executive will be allowed to stay in the apartment housing at the expense of Far East Energy until June 30, 2007 at the latest. The Executive will be provided one driver and car for regular hours until June 30, 2007 for your personal use, provided that no overtime shall be incurred by the driver. The Company will pay Executive’s relocation costs to Houston, Texas, not to exceed six thousand dollars ($6,000). The Company will pay to Executive the cost of two coach class tickets to return to Houston, Texas. The Executive will be provided the use of two cellular phones in China through the earlier of his departure date from China or June 30, 2007. The Executive will be provided income tax preparation services for 2007 by a preparer mutually agreed upon by both parties at a cost not to exceed $300.

1.3 In exchange, Executive hereby fully and finally releases Far East Energy (including all parents, subsidiaries, and affiliated entities), its shareholders, directors, officers, principals, vice-principals, partners, agents, employees, legal counsel and other legal representatives of every kind (collectively the “Released Parties”) from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events occurring on or before the Effective Date of this Agreement. Executive agrees that this Agreement specifically includes, without limitation, a release and waiver of any personal injury claims, negligence claims, contractual claims (express or implied), wrongful discharge claims, and claims of discrimination, retaliation and harassment of every possible kind, including but not limited to, claims on the basis of race, color, sex, national origin, religion, disability, age (under the Age Discrimination in Employment Act (the “ADEA”) or any other statute), and any related attorney’s fees and costs claims, if any, that he may have against Released Parties. Executive agrees not to make comments that disparage the Released Parties and/or the business of the Released Parties. Executive agrees not to pursue future employment with Far East Energy or its affiliates. Executive is not relying upon any representations by the Released Parties legal counsel in deciding to enter into this Agreement, and Executive waives and releases the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the Agreement not binding. Executive understands and agrees that by signing this Agreement he is giving up the right to pursue any legal claims that he may have against the Released Parties. Provided, nothing in this provision of the Agreement shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Agreement or from filing a charge or complaint with the Equal Employment Commission or other appropriate agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other appropriate agency. However, Far East Energy will assert all such claims have been released in a final binding release agreement.

1.4 IMPORTANT INFORMATION REGARDING ADEA RELEASE. Executive understands and agrees that:

a.	this Agreement is worded in an understandable way;

b.	claims under the ADEA that may arise after the date of this Agreement are not waived;

c.	the rights and claims waived in this Agreement are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

d.	Executive has been advised to consult with an attorney prior to executing this Agreement and has had sufficient time and opportunity to do so;

e.	Executive has been given a period of time of 21 days, if desired, to consider this Agreement, and understands that he may revoke his waiver and release of any ADEA claims covered by this Agreement within seven (7) days from the date he executes this Agreement. Notice of revocation must be in writing and received by Far East Energy, 363 N. Sam Houston Parkway, Suite 380, Houston, Texas 77060; Attention: CEO, Michael McElwrath, within seven (7) days after Executive signs this Agreement;

f.	any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period.

1.5 Executive agrees that any and all sums paid or provided to him pursuant to Section 1.2 will be forfeited and become immediately due and payable to Far East Energy and that Far East Energy will have no further obligations to Executive under Section 1.2 in the event that Executive asserts any claim, demand or cause of action, including any cause of action for indemnity and contribution or third-party action, arising out of, resulting from, or in any way related to any of the claims or potential claims encompassed within this Agreement, or any action to set aside, invalidate or avoid this Agreement, except as a result of the Company’s breach of this Agreement. Executive further agrees that a breach of the covenant set forth in Section 1.3 will entitle Far East Energy and its successors and assigns to a full recovery in an action for damages, including, but not limited to, recovery of its or their costs, expenses and attorneys’ fees for investigation, prosecution or defense of any action brought in breach of this covenant. Such recover of monies shall not otherwise affect the enforceability of the Agreement or of other individual promises contained in this Agreement. However, nothing in this paragraph shall prevent Executive from challenging the enforceability of the ADEA waiver.

1.6 Acknowledgement of Restrictive Covenants in Employment Agreement. Executive acknowledges his specific agreements and obligations contained within and does hereby reaffirm his agreement to comply with Sections 3(c),(d), and (e); 10; 12; 13; and 19 of the Employment Agreement.

1.7 Human Resources Matters. Executive further agrees to provide Far East Energy prior to June 15, 2007, with a written declaration in the form set forth as the Attachment A, that Executive has reported to the CEO of Far East Energy any and all material, outstanding compliance-related issues, if any, of which he was aware regardless of whether such issues are the subject of internal or external reporting or investigation, complaint, charge, claim or suit at the time of the execution of the declaration.

Section 2. Transition Agreement.

2.1 Executive agrees to remain available to Far East Energy, solely at Far East Energy’s request, during regular business hours for 6 months from the Resignation Date (the “Transition Period”) to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Company or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of the Executive as an officer, agent, affiliate, director, manager or authorized representative of the Company or any other positions that the Employee holds with the Parent, the Company or their respective subsidiaries (the “Transition Services”). Unless otherwise mutually agreed, the Transition Services will not exceed 5 hours of work in any one particular workweek. Executive will have the right to defer providing Transition Services to times of the day that do not interfere with any existing employment of Executive at the time upon 24 hours notice to Far East Energy. Executive further agrees that he shall not have direct contact with Far East Energy’s employees, customers, or vendors during the Transition Period unless expressly authorized by Far East Energy.

2.2 Executive will have a continuing duty of loyalty to Far East Energy throughout the Transition Period. It is agreed that the foregoing obligation includes, without limitation, an obligation for Executive to avoid interference with existing business relationships between Far East Energy and its customers, contractors, or employees during the Transition Period, and to avoid making comments that disparage the Released Parties and/or the business of the Released Parties.

2.3 In consideration for Executive’s agreements set forth hereunder, from May 15, 2007 through August 31, 2007, Far East Energy will pay Executive a transition fee of Twelve Thousand Dollars and no/100 ($12,000.00), payable in three separate Four Thousand Dollar and no/100 ($4,000) installments on last day of each of the following months: July 2007, August 2007, and September 2007 (“Transition Payments”), and to be reported by Far East Energy via IRS form 1099 in calendar year 2007.

2.4 After the Transition Period and through and including the date ending 6 months after the Resignation Date, upon such day or days mutually agreed to by the Company and Executive, the Executive shall provide the Transition Services on a daily basis for and in consideration of $500 per diem. In the event that, in the judgment of Far East Energy, Executive fails to comply with the any of the terms of Section 2 of this Agreement, Far East Energy will have the right to cease its Transition Payments to Executive and will have no further payment obligations to Executive.

2.5 Separate and apart from the Transition Services, Executive agrees to cooperate with the Far East Energy in the handling of any required filings, disclosures, submissions, or documentation related to transitioning Executive from his position with Far East Energy, and Executive agrees to cooperate with the Far East Energy in the handling of or defense of any legal claims or disputes related to his past association and/or employment with the Far East Energy. Executive will make himself reasonably available to Far East Energy in connection with any required or needed filings, signatures, documentation, submissions, and pending or threatened claims or charges against Far East Energy, will provide information requested by Far East Energy in a truthful and complete manner without the need for subpoena, and will, upon reasonable notice, attend any legal proceeding at which his presence is needed by Far East Energy without the need for subpoena; provided, however, that both parties will cooperate in an effort to avoid schedule conflicts, and Far East Energy will assist Executive in bringing any conflicting obligations to the attention of the applicable court in an effort to accommodate same. Far East Energy agrees to pay Executive for any reasonable travel, telephone, photocopy and other out-of-pocket expenses incurred as a result of any requests made of him by Far East Energy under this Section. Nothing herein shall give Far East Energy the right to control or dictate the content of any testimony given by Executive, or any documents produced by him, pursuant to subpoena or other lawful process, it being understood that Executive shall provide all information lawfully required of him and shall testify truthfully. The provisions of this Section shall not apply to any action brought under this Agreement.

2.6 In the event that a subpoena or other lawful process is properly served upon Executive requiring production or disclosure of Far East Energy information or documents, regardless of whether Confidential or Privileged as defined below, Executive shall promptly notify the Company, in writing, and provide it with copies of any subpoena or other process served upon him. Executive shall thereafter make such documents available to the Company for inspection and copying at a reasonable time and place designated by the Company prior to their production. In the event that the subpoena or other process requires testimony or statements from Executive, Executive agrees to meet, telephonically or in person, with attorneys or agents designated by the Company, at a time and place designated by the Company and prior to the testimony, for the purpose of discussing such testimony.

2.7 Far East Energy and Executive intend that the relationship created by Section 2 of this contract be that of service recipient and independent contractor. In this regard, Executive shall possess the right to control and direct the performance and details of all services performed under this contract, and Far East Energy has no right to direct or control Executive in the means or methods of performance of any such services so long as such services comply with the basic requirements set forth in this Agreement. None of the benefits, if any, provided by Far East Energy to its employees shall be available to Executive as a contractor or arising from the Transition Services to the Far East Energy under this Agreement. For all purposes, including but not limited to the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding, and any and all other federal, state and local laws, rules and regulations, Executive shall be treated as an independent contractor and not as a partner, joint venture, corporate affiliate, subsidiary, parent, or employee of Far East Energy. Executive will bear sole responsibility for payment of any taxes and filing of any tax returns or reports applicable to the Transition Payments.

Section 3. Notice.

3.1 Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is sent by registered or certified mail, postage prepaid, or one day after it is sent by a reputable overnight courier (next day service), and, in each case, addressed as follows: To Executive, at the address appearing at the beginning of this Agreement, and to Far East Energy at, 363 N. Sam Houston Parkway E, Suite 380, Houston, Texas 77060; Attention: CEO, Michael McElwrath.

Section 4. Miscellaneous.

4.1 Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions provided for in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to the restrictions contained in this Agreement to the extent necessary to enforce the intent of the parties and to provide Far East Energy’s goodwill, confidential information, and other business interests with effective protection.

4.2 Waiver, Modification, and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning the matters covered in it, and acts as a novation and substitution of rights between the parties replacing any previous agreements between the parties (except where provisions of previous agreements between the parties are expressly incorporated herein by reference). This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto or by court order.

4.3 Governing Law. This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of Texas. Any controversy or claim arising out of this Agreement or any breach thereof or your relationship with Far East Energy under Section 2 of the Agreement shall be settled exclusively and finally by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof.

4.4 No Admission. The parties agree that neither the offer of, nor the execution of, this Agreement will be construed as an admission of wrongdoing by anyone. Instead, this Agreement is to be construed solely as a reflection of the parties’ desire to facilitate a peaceful separation of employment and to ensure there are no unresolved issues between them.

ACCEPTED AND AGREED:

FAR EAST ENERGY CORPORATION		JEFF BROWN:

By:	/s/ Michael R. McElwrath	/s/ Jeff Brown
Its:	CEO and President	Date: May 17, 2007
Date:	May 17, 2007

FAR EAST ENERGY (BERMUDA) LTD.

By:	/s/ Michael R. McElwrath
Its:	Chairman
Date:	May 17, 2007

NOTICE TO EXECUTIVE

It may be beneficial for you to consult with an attorney or other advisors prior to executing the attached Agreement because it will affect your legal rights. If you accept the terms of the Agreement, it must be signed by you and returned to the Far East Energy. You are not required to wait 21 days, but you are allowed 21 days to consider the attached agreement before signing it.

ACKNOWLEDGMENT OF RECEIPT

I acknowledge that I received on May 14, 2007, a proposed agreement between Far East Energy and myself (“Agreement”). The Agreement includes a proposed release by me of all claims against Far East Energy, if any, that I may have. I understand that I have 21 days to consider the Agreement and agree that any changes to the Agreement which may be offered or made by either party from this date forward will not restart the running of the 21 day consideration period referred to above. I understand that the purpose of the Agreement is to ensure that there are no unresolved legal issues between the parties, and it is not an admission of fault or liability by any party.

JEFF BROWN:

/s/ Jeff Brown

Date: May 17, 2007